EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the AxoGen, Inc. 2017 Employee Stock Purchase Plan, of our reports dated March 1, 2017, with respect to the consolidated financial statements and schedule of AxoGen, Inc., AxoGen, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AxoGen, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Lurie, LLP

Lurie, LLP

Minneapolis, Minnesota

December 12, 2017